WRITTEN CONSENT TO ACTION WITHOUT MEETING
OF SUPERDIRECTORIES, INC.

Pursuant to Article III section 7 of the Bylaws and 8 Del. C. sec 141 the following action is taken and approved by the Board of Directors of Superdirectories, Inc. by unanimous written consent as if a meeting had been properly called and held and all the directors were present at the meeting and voted in favor of such action:

WHEREAS, the state of Delaware has been this corporation's state of jurisdiction, incorporation and domicile since inception in October of 1999, while maintaining its business offices in the town of Merrill, state of New York; and

WHEREAS, the state of Delaware has periodically, and with greater frequency, increased its annual franchise taxes, including the most recent increase of its minimum franchise taxes by over 250%, set by the state of Delaware for calendar year 2011; and

WHEREAS, the Board of Directors has a fiduciary duty to its shareholders to, *inter alia*, choose for its domicile the state with the most cost-effective tax structure; now, therefore, be it

RESOLVED, that Superdirectories, Inc. change its state of incorporation, domicile and jurisdiction from the state of Delaware to the state of Wyoming; and be it

RESOLVED, that Superdirectories, Inc., upon re-domiciling to the state of Wyoming, change its name to SUPER DIRECTORIES, INC.; and be it

RESOLVED, that the corporation continue to maintain its offices in the town of Merrill, state of New York, until such time as the officers of the corporation in their discretion decide to move such offices.

RESOLVED FURTHER: That the appropriate officers of this corporation are hereby authorized and directed to take such actions and execute such documents as they may deem necessary or appropriate to effectuate the said re-domiciling.

RESOLVED FURTHER, said re-domiciling is advisable and a meeting of the stockholders of the corporation for consideration thereof shall be called.

IN WITNESS WHEREFORE, the undersigned, being the sole Director of Superdirectories, Inc. has signed this consent on the date indicated below effective this 25th day of July, 2010.

Director: Luke LaLonde

07/25/2010

Date

CORPORATE CERTIFICATE OF AUTHENTICATION

I, Luke LaLonde, do confirm that the above Board Resolution authorizing the re-domiciling from the state of Delaware to the state of Wyoming is a valid, legally-binding document and authentic and true signature of all the directors of the company.

Luke LaLonde, President

12/22/2010
Date

Notarization:

BARBARA J. LaVOIE
Commission #01LA6022982
Notary Public, State of New York
Qualified in Franklin County
Commission Expires 4/12/11